Exhibit (a)(5)
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               [Logo - Weber Shandwick Financial Communications]


                                           RE:      THE LESLIE FAY COMPANY, INC.
                                                    1412 BROADWAY, 2ND FLOOR
                                                    NEW YORK, NY 10018
                                                    (NASDAQ SMALL CAP: LFAY)

AT THE COMPANY                       AT FRB/WEBER SHANDWICK
Warren Wishart                       Marilynn Meek, General Info. - 212-445-8451
Chief Financial Officer
212-221-4076

            THE LESLIE FAY COMPANY, INC. STOCKHOLDERS APPROVE MERGER

NEW YORK, NY, NOVEMBER 20, 2001 - The Leslie Fay Company, Inc. (Nasdaq Small
Cap: LFAY) announced today that at a special meeting held this morning, its stockholders approved the acquisition of The Leslie Fay Company's publicly held shares by affiliates of Three Cities Research, its majority shareholder, together with Constable Partners and members of Company management. The acquisition, structured as a merger transaction, was completed today.

Under the terms of the agreement, approximately 1.6 million shares were purchased for $5.00 per share.

With the completion of the merger, Leslie Fay Company will no longer be a publicly traded company.

John Ward, President and Chief Executive Officer of Leslie Fay said, "We are most pleased to have completed this merger. It provided liquidity for our stockholders and will reduce our cost of operations".

The Leslie Fay Company, Inc. sells its career, evening and social occasion dresses and its sportswear through leading department and specialty stores nationwide. The Company's moderate-priced brands include Leslie Fay--one of the best-known trademarks in women's apparel-- Leslie Fay Haberdashery and Joan Leslie. Its "better" price brands include David Warren, Rimini by Shaw, and Trio New York. Leslie Fay is a licensee for the Liz Claiborne and Elisabeth dress labels and Cynthia Cynthia Steffe and Cynthia Steffe contemporary apparel labels. The Company has operated continuously as an apparel company since its founding in 1947.

                                      # # #

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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STATEMENTS CONTAINED HEREIN INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE
MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE UNCERTAINTY OF POTENTIAL MANUFACTURING DIFFICULTIES, THE DEPENDENCE ON KEY PERSONNEL AND CUSTOMERS, THE POSSIBLE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE SUCCESSFUL INTEGRATION OF THE COMPANY'S ACQUISITIONS, THE COMPANY'S CONTINUED ABILITY TO FINANCE ITS OPERATIONS, AND GENERAL ECONOMIC CONDITIONS.


FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.